                                                                    Exhibit 10.4

                               TAX SHARING AGREEMENT


            Tax Sharing and Indemnification Agreement (the "Agreement"), dated as of [DATE], by and between CBS Corporation, a Pennsylvania corporation ("CBS"), and Infinity Broadcasting Corporation, a Delaware corporation ("Infinity").

            WHEREAS, CBS and its direct and indirect domestic subsidiaries, including Infinity, are currently members of an Affiliated Group, of which CBS is the common parent corporation;

            WHEREAS, Infinity, which owns (directly and indirectly) all of CBS's radio broadcasting and outdoor advertising properties, intends to undertake an initial public offering ("IPO");

            WHEREAS, in contemplation of the IPO, the parties hereto have determined to enter into this Tax Sharing (the "Agreement"), setting forth their agreement with respect to certain tax matters;

            NOW THEREFORE, in consideration of the premises set forth above and the terms and conditions set forth below, the parties hereto agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following definitions shall apply:

            (a) "Adjustment" shall mean any proposed or final change in the Tax liability of a taxpayer.

            (b) "Affiliated Group" shall mean an affiliated group of corporations within the meaning of section 1504(a) of the Code.

            (c) "CBS Group" shall mean CBS and its Subsidiaries, excluding, however, any member of the Infinity Group.

            (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (e) "Final Determination" shall mean the final resolution of any tax matter, including, but not limited to, a closing agreement with the IRS or the relevant state, local or foreign taxing authority, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

            (f) "Income Taxes" shall mean all Taxes imposed on or measured in whole or in part by income, capital or net worth or a taxable base in the nature of income, capital or net worth, and shall include any addition to Tax, additional amount, interest and penalty imposed with respect to such Taxes.

            (g) "Income Tax Return" shall mean any Tax Return with respect to Income Taxes.

            (h) "Indemnifying Party" shall mean any party that is required to pay any other party pursuant to the terms and conditions of this Agreement.

            (i) "Indemnified Party" shall mean any party that is entitled to receive payment from an Indemnifying Party pursuant to the terms and conditions of this Agreement.

            (j) "Infinity Group" shall mean Infinity and its Subsidiaries. With respect to any Taxable Period beginning before the IPO, the Infinity Group shall be determined as if the Infinity Group as constituted on the date of the IPO had been constituted on the first day of such Taxable Period, and shall include the assets and operations of the radio broadcasting, radio programming and outdoor advertising businesses of CBS and its Subsidiaries as they existed for such Taxable Period.

            (k) "IRS" shall mean the United States Internal Revenue Service or any successor thereto, including but not limited to its agents, representatives, and attorneys.

            (l) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

            (m) "Subsidiary" shall mean, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such person or any Subsidiary of such person is a general partner or
(ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries.

            (n) "Taxes" shall mean all federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, profits, franchise, excise, property, use, intangibles, sales, value-added, ad valorem, payroll, employment, withholding, estimated and other taxes of any kind whatsoever whether disputed or not, and including all additions to tax, additional amounts, interest and penalties imposed with respect to such amounts.

            (o) "Tax Benefit" shall mean a reduction in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period is less than it would have been if such Tax liability were determined without regard to such Tax Item.

            (p) "Tax Controversy" shall mean any examination, audit, claim, dispute, litigation, proposed settlement, proposed adjustment or related matter with respect to Taxes.

            (q) "Tax Detriment" shall mean an increase in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or suffered from a Tax Item in a taxable period, only if and to the extent that the Tax liability of the taxpayer (or the Affiliated Group of which it is a member) for such period is greater than it would have been if such Tax liability were determined without regard to such Tax Item.

            (r) "Tax Item" shall mean any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which may have the effect of increasing or decreasing Taxes paid or payable.

            (s) "Taxable Period" shall mean any taxable year or portion thereof.

            (t) "Tax Return" shall mean any return, report, form or other information filed or required to be filed with any taxing authority with respect to Taxes.

Section 2.  Tax Payments

            (a) Estimated Income Tax Payments. For each Taxable Period beginning after the IPO, Infinity shall pay, or cause to be paid, to CBS the amount of estimated Income Taxes incurred by the Infinity Group and its members or, in the case of an Income Tax Return with respect to which any members of the Infinity Group join any members of the CBS Group in filing on a consolidated, combined or unitary basis, the amount of estimated Income Taxes that would be incurred by the Infinity Group and its members had such members not filed an Income Tax Return on such basis ("Estimated Income Tax Payments"). For any Taxable Period that begins prior to and ends after the IPO (a "Straddle Period"), Infinity shall pay, or cause to be paid, to CBS the Estimated

Income Tax Payments that are attributable to the portion of the Straddle Period beginning the day immediately following the date of the IPO (a "Post-Closing Straddle Period"), calculated as if there was an interim closing of the books as of the close of business on the date of the IPO. For purposes of the determining the amount of a member of the Infinity Group's Estimated Income Tax Payments, to the extent that such member would be entitled to file an Income Tax Return on a consolidated, combined or unitary basis with any other member of the Infinity Group, Estimated Income Tax Payments are determined as though such members filed on a consolidated, combined or unitary basis.

            (b) Separate Income Tax Liability. For each Taxable Period beginning after the IPO, including any Post-Closing Straddle Period, Infinity shall pay, or cause to be paid, to CBS an amount equal to the excess, if any, of (i) the Income Taxes incurred by the Infinity Group and its members or, in the case of an Income Tax Return with respect to which any members of the Infinity Group join any members of the CBS Group in filing on a consolidated, combined or unitary basis, the amount of Income Taxes that would be incurred by the Infinity Group and its members had such members not filed an Income Tax Return on such basis ("Separate Income Tax Liability"), over (ii) the aggregate amount of Estimated Income Tax Payments actually made to CBS with respect to the Separate Income Tax Liability for such Taxable Period. If the aggregate amount of Estimated Income Tax Payments actually made to CBS with respect to the Separate Income Tax Liability for such Taxable Period exceeds such Separate Income Tax Liability, CBS shall pay to Infinity an amount equal to such excess. In addition, to the extent that any member of the CBS Group may utilize for any Taxable Period beginning after the IPO, including any Post-Closing Straddle Period, any credits or deductions, including, without limitation, foreign tax credits, alternative minimum tax credits, net operating losses or net capital losses, which are attributable to the Infinity Group, and that such utilization results in a Tax Benefit being realized by such member of the CBS Group (treating any credits or deductions attributable to the CBS Group as utilized prior to the utilization of any credits or deductions attributable to the Infinity Group), then CBS shall pay to Infinity the amount of such Tax Benefit at the time of filing of the Tax Return reflecting the realization of the Tax Benefit and such credits or deductions for which CBS has paid Infinity shall not be treated as utilizable by any member of the Infinity Group for purposes of computing such member's Estimated Income Tax Payments or Separate Income Tax Liability. For purposes of the determining the amount of a member of the Infinity Group's Separate Income Tax Liability, to the extent that such member would be entitled to file an Income Tax Return on a consolidated, combined or unitary basis with any other member of the Infinity Group, the Separate Income Tax Liability is determined as though such members filed on a consolidated, combined or unitary basis.

            (c) Additional Calculations. For purposes of determining the amount of a member of the Infinity Group's Estimated Income Tax Payments and Separate Income Tax Liability, CBS shall be treated as entitled to claim all deductions arising by reason of exercises of any stock options to purchase shares of CBS stock, or arising by reason of payment of deferred or other compensation by CBS to the extent such payment is not reimbursed by Infinity. In addition, for purposes of any Income Tax Return filed by, or on behalf of, any member of the Infinity Group (whether or not any member of the Infinity Group files an Income Tax Return on a consolidated, combined or unitary basis with any member of the CBS Group), CBS shall be treated, to the extent permitted by law, as entitled to claim all deductions arising by reason of exercises of any stock options to purchase CBS stock or arising by reason of payment of deferred or other compensation by CBS to the extent such payment is not reimbursed by Infinity. If, pursuant to a Final Determination, all or any part of such deduction is disallowed or is proposed to be disallowed to CBS then, to the extent permitted by law, the appropriate member of the Infinity Group shall report such deduction on its Income Tax Return (including by way of an amended Income Tax Return). If a member of the Infinity Group realizes a Tax Benefit in any Taxable Period beginning after the IPO, including any Post-Closing Straddle Period, as a result of a deduction arising by reason of exercises of any stock options to purchase shares of CBS stock or arising by reason of payment of deferred or other compensation by CBS to the extent such payment is not reimbursed by Infinity, Infinity shall pay the amount of such Tax Benefit to CBS.

      (d) Timing. For each Taxable Period beginning after the IPO, including any Post-Closing Straddle Period, CBS shall prepare and deliver to Infinity a schedule showing in reasonable detail CBS's calculation of any Estimated Income Tax Payments or Separate Income Tax Liability, as the case may be, and, subject to Section 7, (i) Infinity shall pay to CBS the amount of any Estimated Income Tax Payments shown on such schedule no later than fifteen days before the date that such Estimated Income Tax Payments would have been due and payable had the member of the Infinity Group with respect to which such Payments are determined not filed an Income Tax Return on a consolidated, combined or unitary basis with any member of the CBS Group, and (ii) payments between CBS and Infinity required pursuant to Section 3(b) hereof shall be made, based on such schedule, no later than fifteen days before the due date of the consolidated, combined or unitary Income Tax Return for the Taxable Period for which such payments are due. Except as otherwise provided herein, all indemnification or other payments to be made pursuant to this Agreement shall be made within 15 days of written notice of a request for indemnification or payment by the Indemnified Party, which notice shall be accompanied by a computation of the amount due. If any payments required to be made pursuant to this Agreement (including Estimated Income Tax Payments) are not made when due, such payments shall bear interest at the prevailing federal short-term interest rate as determined under Section 6621 of the Code.

      (e) Adjustments. If, as a result of a Final Determination, there is an adjustment that would have the effect of increasing or decreasing a member of the Infinity Group's Separate Income Tax Liability for any Taxable Period beginning after the IPO, including any Post-Closing Straddle Period, then Infinity shall pay to CBS the amount of any increased Separate Income Tax Liability and CBS shall repay to Infinity the amount of any decreased Separate Income Tax Liability, provided, however, that such repayment shall not exceed the net amount of payments received by CBS from Infinity with respect to the Separate Income Tax Liability for such Taxable Period. If, as a result of a Final Determination, there is an adjustment to any of the credits or deductions attributable to the Infinity Group which resulted in a payment by CBS to Infinity pursuant to Section 2(b) of this Agreement that would have the effect of increasing or decreasing the Tax Benefit to the member of the CBS Group utilizing such credit or deduction, then Infinity shall repay to CBS the amount of any decreased Tax Benefit and CBS shall pay to Infinity the amount of any increased Tax Benefit.

            (f) Other Adjustments and Indemnification. If, as a result of a Final Determination, there is an adjustment with respect to any Tax Item relating to the Infinity Group for any Taxable Period ending on or before the IPO, including any portion of a Straddle Period ending on the date of the IPO, that results in a Tax Detriment being realized by any member of the CBS Group, or by any member of the Infinity Group for which the CBS Group is otherwise liable, then Infinity shall indemnify CBS against such Tax Detriment. In addition, if there is an adjustment pursuant to Section 482 of the Code or similar authority under state, local, or foreign law which results in a Tax Detriment being realized by any member of the CBS Group or the Infinity Group, on the one hand, and a corresponding Tax Benefit being realized by any member of the Infinity Group or the CBS Group, on the other, which is not otherwise taken into account through payments or indemnification under this Agreement, then Infinity shall pay to CBS or CBS shall pay to Infinity, as the case may be, the amount of such Tax Benefit.

            CBS shall indemnify Infinity to the extent that any member of the Infinity Group becomes liable for the federal, state or local income tax liability of any member of the CBS Group, as a result of being a member of the Affiliated Group, for federal tax purposes, or a member of the combined, consolidated or unitary group, for state and local tax purposes, which includes any member of the CBS Group, in excess of the Separate Income Tax Liability of the Infinity Group, and, except as otherwise provided herein, CBS shall indemnify Infinity against any Income Tax Liability for which Infinity has paid to CBS pursuant to this Agreement. Infinity shall indemnify CBS against any and all Taxes and related liabilities attributable to the acquisition by CBS of American Radio Systems, Inc., including, without limitation, Taxes and related liabilities arising as a result of the transactions described in Section 4.2(b) of the ARS-ATS Separation Agreement dated as of June 4, 1998.

            (g) Reimbursements. Notwithstanding the foregoing, each member of the Infinity Group shall be jointly and severally liable to CBS for, and Infinity, on behalf of each member of the Infinity Group, shall pay, or caused to be paid, any payment made by CBS on behalf of any member of the Infinity Group for Income Taxes incurred by such member other than pursuant to this Agreement within five days of receipt of written notification from CBS that such payment has been made.

Section 3.  Return Preparation

            CBS shall prepare and file, or cause to be filed, all Income Tax Returns that are filed by, or on behalf of, any member of the Infinity Group, including, without limitation, all Income Tax Returns which CBS determines shall be filed on a consolidated, combined or unitary basis with any member of the CBS Group, for any Taxable Period ending after the IPO. Infinity shall pay to CBS the expenses incurred by CBS in preparing such returns, as reasonably determined by CBS.

Section 4.  Audits

            CBS shall have sole responsibility for and control over any Tax Controversy with respect to Taxes of members of the Infinity Group. Infinity shall pay to CBS the expenses incurred by CBS in the conduct of such Tax Controversies, as reasonably determined by CBS.

Section 5.  Cooperation

            (a)   Tax Information

                  (i) Infinity shall, and shall cause each appropriate member of the Infinity Group, to cooperate with CBS in the filing of Income Tax Returns, as described in Section 3, or in the conduct of Tax Controversies, as described in Section 4, by maintaining such books and records and providing on a timely basis such information as may be necessary or useful in the filing of such returns or the conduct of such controversies and executing any documents, providing any further information, and taking any actions which CBS may reasonably request in connection therewith.

                  (ii) If any member of the Infinity Group fails to provide any information requested pursuant to this Section on a timely basis, then CBS shall have the right to engage an independent certified public accountant of its choice to gather such information. Infinity agrees to permit any such independent certified public accountant full access to all Tax Return and other relevant information in the possession of any member of Infinity Group during reasonable business hours, and to reimburse or pay directly all costs and expenses incurred in connection with the engagement of such independent certified public accountant.

                  (iii) If any member of the Infinity Group supplies information to a member of the CBS Group in connection with the preparation of any Income Tax Return or in connection with the conduct of any Tax Controversy and an officer of the requesting party signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the party supplying such information shall certify, under penalties of perjury, the accuracy and completeness of the information so supplied. Infinity shall indemnify and hold harmless each member of the CBS Group and its respective officers and employees, against any cost, fine, penalty, or other expenses of any kind attributable to a member of the Infinity Group supplying a member of the other group with inaccurate or incomplete information, in connection with the preparation of any Income Tax Return or in connection with the conduct of any Tax Controversy.

            (b)   Other Cooperation

                  (i) Whenever any member of the Infinity Group learns of a breach or a violation of any obligation or provision contained in this Agreement, or receives in writing from any taxing authority notice of an adjustment which may give rise to a payment under this Agreement, Infinity shall give notice to CBS within 10 days of becoming aware of such breach, violation, or receipt, but if a member of the CBS Group is required to respond to the IRS or any other taxing authority, such notice shall be given no less than 10 days before such response is required.

                  (ii) CBS may consult with Infinity, and Infinity agrees to fully cooperate with CBS in the negotiation, settlement, or litigation of any liability for Income Taxes of any member of the CBS Group, regardless of the effect of any such negotiation, settlement, or litigation on the Separate Income Tax Liability of any member of the Infinity Group.

            (c)   Agent

            Each member of the Infinity Group hereby appoints CBS for any Taxable Period as its agent for the purpose of filing any Income Tax Return of such member (whether or not such Income Tax Return is filed on a consolidated, combined or unitary basis with any member of the CBS Group), for the purpose of representing such member in the course of any Tax Controversy as set forth in
Section 4, and for making any election or application or taking any action in connection with any of the foregoing on behalf of any member of the Infinity Group. Each member of the Infinity Group hereby consents to the filing of such Income Tax Return and to the making of any elections and applications as set forth above.

Section 6. Retention of Records

                  (a) Infinity agrees to retain, and cause each member of the Infinity Group to retain, the appropriate records which may affect the determination the Separate Income Tax Liability of any member of the Infinity Group or the Income Tax liability of any member of the CBS Group which files on a consolidated, combined or unitary basis with any member of the Infinity Group until such time as there has been a Final Determination with respect thereto.

                  (b) Any member of the Infinity Group intending to destroy any materials, records, or documents relating to Income Taxes shall provide CBS with 90 days advance notice and the opportunity to copy or take possession of such materials, records and documents.

Section 7.  Resolution of Disputes

            Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by the independent certified public accountants for CBS, whose judgment shall be conclusive and binding upon the parties.

Section 8.  Miscellaneous

                  (a) Term of the Agreement. This Agreement shall become effective as of the date of its execution and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely.

                  (b) Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

                  (c) Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In the event that any such term, provision, covenant, or restriction is held to be invalid, void, or unforeseeable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.

                  (d) Assignment. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the advance written consent of the other party; and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

                  (e) Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

                  (f) Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm, or corporation other than the parties hereto, their respective successors and permitted assigns, and any Subsidiary that subsequently becomes a member of the CBS Group or the Infinity Group, as the case may be.

                  (g) Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, not shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  (h) Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim, or withholding, all of which are expressly waived.

                  (i) Change of Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

                  (j) Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any arbitration or legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agents may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

                  (k) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  (l) Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executive counterpart shall be, and shall be deemed to be, an original instrument.

                  (m) Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein shall be validly given, made, or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid, or by facsimile transmission to:

      CBS at:           CBS Corporation
                        51 W. 52nd Street
                        New York, New York 10019

                        Attn:  Chief Financial Officer

      Infinity at:      Infinity Broadcasting Corporation
                        40 West 57th Street
                        New York, New York 10019

                        Attn:  Chief Financial Officer

            or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by the telegram shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

            (o) Costs and Expenses. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the exercise of its respective rights or the fulfillment of its respective obligations hereunder.

             (p) Interpretation. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of New York without regard to any choice or conflict of laws, rules, or provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

                  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                        CBS CORPORATION,



                        By: _________________________

                        Title:  Chief Financial Officer





                        INFINITY BROADCASTING CORPORATION



                        By:__________________________

                        Title: Chief Financial Officer